Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

We have issued our report [dated October 24, 2003 (except for Note 6 and Note 8, as to which the date is November 19, 2003)], accompanying the consolidated financial statements and schedules of Spescom Software Inc. (formerly Altris Software, Inc.) contained in the Registration Statement and Prospectus.  We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

GRANT THORNTON LLP

Irvine, California

January 3, 2006